Exhibit 99.1

FOR IMMEDIATE RELEASE:

GlobalSCAPE Expands its Relationship with the U.S.
Army through Additional Order for Secure Server and
SSH Module Licenses

Company Selected to Secure Army Logistics Systems on the DoD
Global Information Grid with initial value of $2.8 Million

SAN ANTONIO — May 3, 2007 - GlobalSCAPE (OTCBB:GSCP), leading the market on the integration of Managed File Transfer and Wide Area File Services technologies, today announced it has received a substantial order from the U.S. Army for Secure FTP Server, SSH Module and CuteFTP Professional software licenses, with maintenance, starting at an initial value of $2.5 million in software licenses and $300K in initial maintenance and support revenue. The fully deployed contract has maintenance and support valued at $1 million annually.

“GlobalSCAPE is proud to provide continuing support to the military, and is delighted that the U.S. Army has once again selected our solutions to assist with its information security needs,” said Randy Poole, President and CEO of GlobalSCAPE. “After an extensive review of products, GlobalSCAPE’s solutions were found to be an ideal match for the government’s requirement of ease of integration into its varied systems without duplication of costs and unacceptable delays.”

GlobalSCAPE’s Secure FTP Server and SSH Module use the latest security protocols available to protect data transmissions over the Internet. With Secure FTP Server, the Army can guarantee delivery of mission critical data, automate recurring or complex transactions, and effectively manage data after a transfer.

About GlobalSCAPE

GlobalSCAPE, a provider of Global Managed File Transfer (MFT) solutions and wide-area file services (WAFS) technologies, delivers a modular approach to solving the enterprise challenges of security, bandwidth, latency and regulatory compliance. GlobalSCAPE’s products securely and efficiently move files such as financial data, medical records, customer files, intellectual property and other sensitive documents of any size between supply chain partners and branch offices. GlobalSCAPE’s products are used by mid-sized and large enterprise companies, including virtually all of the Fortune 100, leading technology, banking, healthcare, and public sector organizations. Headquartered in San Antonio, TX., GlobalSCAPE is also the developer of  CuteFTP, the most popular file transfer protocol application on the market. For more information on our risk-free purchase options, visit www.globalscape.com or call 800-290-5054 (US) or 210-308-8267 (international).

Contacts:

Alexis Dingfelder	Ellen Ohlenbusch
PAN Communications	GlobalSCAPE
978-474-1900	978-474-9116 x 202
globalscape@pancomm.com	eohlenbusch@globalscape.com